EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

________	harttrinen@aol.com
(303) 839-0061	Fax: (303) 839-5414

July 17, 2023

CEL-SCI Corporation

8229 Boone Blvd. #802

Vienna, VA 22182

This letter will constitute our opinion regarding the legality of the issuance by CEL-SCI Corporation, a Colorado corporation (“CEL-SCI”), of up to 2,500,000 shares of its common stock (the “Shares”), all as referred to in the Registration Statement on Form S-3 (File No. 333-265995) (the “Registration Statement”) filed with the Securities and Exchange Commission, declared effective by the Securities and Exchange Commission (the “Commission”) on July 15, 2022, the prospectus included therein (the “Prospectus”) and the prospectus supplement, dated July 17, 2023 (the “Prospectus Supplement”). The Prospectus Supplement pertains to an underwritten offering pursuant to an Underwriting Agreement dated July 17, 2023 between the Company and ThinkEquity, LLC as Representative of the Several Underwriters (“Underwriting Agreement”).

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI, the applicable laws of the State of Colorado, and a copy of the Registration Statement, the Prospectus and the Prospectus Supplement. In our opinion, the Shares have been duly authorized, and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement, and as set forth in the Underwriting Agreement, will be legally and validly issued, fully paid and non-assessable.

Very truly yours,

HART & HART, LLC

By:	/s/ William T. Hart
William T. Hart